Exhibit (d)(1)

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (“Agreement”) is entered into on this 8th day of June, 2016, by and among:

(1) China Metro-Rural Holdings Limited, a limited liability company incorporated under the laws of the British Virgin Islands, with its registered office located at Omar Hodge Building, Wickhams Cay I, PO Box 362, Road Town, Tortola, British Virgin Islands and headquarters located at Suite 2204, 22/F, Sun Life Tower, The Gateway, 15 Canton Road, Tsimshatsui, Kowloon, Hong Kong (“CMR”).

(2) China Metro-Rural Investment Limited, a limited liability company incorporated under the laws of the British Virgin Islands, with its registered office located at Commerce House, Wickhams Cay P.O. Box 3140, Road Town, Tortola, British Vrigin Islands VG1110 and headquarters located at Suite 2204, 22/F, Sun Life Tower, The Gateway, 15 Canton Road, Tsimshatsui, Kowloon, Hong Kong (“Investment”).

(3) CMR Merger Sub Limited, a limited liability company incorporated under the laws of the British Virgin Islands, with its registered office located at Commerce House, Wickhams Cay P.O. Box 3140, Road Town, Tortola, British Vrigin Islands VG1110 and headquarters located at Suite 2204, 22/F, Sun Life Tower, The Gateway, 15 Canton Road, Tsimshatsui, Kowloon, Hong Kong (“Merger Sub”).

RECITALS:

A. CMR is a limited liability company incorporated and existing under the laws of the British Virgin Islands and the maximum number of shares which CMR is authorized to issue is 1,000,000,000 ordinary shares, par value US$0.001 per ordinary share (“Ordinary Shares”), and (ii) 200,000 preferred shares, par value US$0.001 per preferred share (“Preferred Shares” and, together with Ordinary Shares, “Shares”). As of the date hereof, (1) 73,543,782 Ordinary Shares are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, (2) 100,000 Preferred Shares are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, (3) no Shares are held in the treasury of CMR or held by any subsidiary of CMR, (4) issued and outstanding warrants (the “Warrants”) are exercisable for a maximum of 6,000,000 Ordinary Shares, (5) 55,499,028 Ordinary Shares are issuable upon conversion of 14% guaranteed secured convertible bonds due 2017 (the “Convertible Bonds”), (6) 23,076,919 Ordinary Shares are issuable upon conversion of CMR’s 10% convertible bonds due 2016 (the “2016 Bonds”), and (7) there are no other shares of or other equity interests in CMR, or any other options, warrants, convertible debt, other convertible instruments or other rights, agreements, arrangements or commitments of any character to which CMR is a party relating to the issued or unissued Shares of CMR or obligating CMR to issue or sell any shares of, or other equity interests in, CMR.

B. Investment is a limited liability company incorporated and existing under the laws of the British Virgin Islands and the maximum number of shares which Investment is authorized to issue is 1,000,200,000 ordinary shares, par value US$0.001 per ordinary share and no preferred shares. As of the date hereof, (a) 1 ordinary share of Investment is issued and outstanding, which is duly authorized, validly issued, fully paid and non-assessable and (b) there are no other shares of or other equity interests in Investment, or any other options, warrants, convertible debt, other convertible instruments or other rights, agreements, arrangements or commitments of any character to which Investment is a party relating to the issued or unissued shares of Investment or obligating Investment to issue or sell any shares of, or other equity interests in, Investment.

C. Merger Sub is a limited liability company incorporated and existing under the laws of the British Virgin Islands and the maximum number of shares which Merger Sub is authorized to issue is 50,000 ordinary shares, par value US$0.001 per ordinary share and no preferred shares. As of the date hereof, (a) 100 ordinary shares of Merger Sub are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable and (b) there are no other shares of or other equity interests in Merger Sub, or any other options, warrants, convertible debt, other convertible instruments or other rights, agreements, arrangements or commitments of any character to which Merger Sub is a party relating to the issued or unissued shares of Merger Sub or obligating Merger Sub to issue or sell any shares of, or other equity interests in, Merger Sub.

D. The boards of directors of CMR, Investment and Merger Sub have each determined that it is advisable and in the best interests of each company and its respective members for CMR and Merger Sub to combine into a single company through the statutory merger of Merger Sub with and into CMR (the “Merger”).

E. In furtherance thereof, the board of directors of each of CMR, Investment and Merger Sub has approved this Agreement and the Merger in accordance with the applicable provisions of the BVI Business Companies Act (the “Act”), and upon the terms and subject to the conditions set forth in this Agreement, pursuant to which the shares of CMR outstanding immediately prior to the Effective Time will be converted into the right to receive cash or shares of Investment, as provided in this Agreement.

F. As of the date hereof, CMR holds of record all of the outstanding shares of Investment and no other shares of Investment are issued and outstanding and Investment holds of record all of the outstanding shares of Merger Sub and no other shares of Merger Sub are issued and outstanding.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

ARTICLE 1

THE MERGER

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the Act, at the Effective Time, Merger Sub shall be merged with and into CMR, the separate existence of Merger Sub shall cease and CMR shall continue as the surviving company (as defined in the Act). CMR, as the surviving company in the Merger, is hereinafter sometimes referred to as the “Surviving Company”.

1.2 Closing; Effective Time. The closing of the Merger (the “Closing”) shall take place at 9:00 p.m. (Hong Kong time) at the offices of Orrick, Herrington & Sutcliffe LLP, 43rd Floor, Gloucester Tower, 15 Queen’s Road Central, Hong Kong on date of the satisfaction or waiver of the conditions set forth in Section 3.2, unless another date, time or place is designated in writing by CMR. The Closing may take place by conference call and exchange of faxes and/or e-mails of documents in .pdf format. Subject to the provisions of this Agreement, on the Closing Date, Merger Sub and CMR shall execute the articles of merger (the “Articles of Merger”) substantially in the form set forth in Exhibit A—Part 1 attached hereto which shall contain a plan of merger (the “Plan of Merger”) substantially in the form set forth in Exhibit A—Part 2 attached hereto and the parties shall file the Articles of Merger containing the Plan of Merger and other documents required under the Act to effect the Merger with the Registrar of Corporate Affairs of the British Virgin Islands as provided in Section 171(2) of the Act. The Merger shall become effective at the time when the Articles of Merger is registered by the Registrar of Corporate Affairs of the British Virgin Islands or at such other subsequent date or time within 30 days of the date of registration of the Articles of Merger as CMR may designate and specify in the Articles of Merger in accordance with the Act (the date and time the Merger becomes effective being the “Effective Time”).

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the Plan of Merger and the applicable provisions of the Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, (a) Merger Sub shall be merged with and into CMR and, as a result of the Merger, the separate corporate existence of Merger Sub shall cease and CMR shall continue as the Surviving Company of the Merger as a wholly-owned subsidiary of Investment, and (b) all the property, rights, privileges, powers and franchises of CMR and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties CMR and Merger Sub shall become the debts, liabilities and duties of the Surviving Company in accordance with the BVI Companies Act.

1.4 Memorandum and Articles of Association. At the Effective Time, in accordance with the Plan of Merger and without any further action on the part of the parties hereto, the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Effective Time, shall be the memorandum and articles of association of the Surviving Company (and, accordingly, the memorandum and articles of association of CMR in effect immediately prior to the Effective Time shall have no further force or effect), until thereafter changed or amended as provided therein or by applicable Law; provided, however, that at the Effective Time, whenever the name of Merger Sub is stated in the memorandum and articles of association of the Surviving Company, it shall be replaced by the name “China Metro-Rural Holdings Limited” and the number and type of shares that the Surviving Company is authorized to issue shall be that as set out in the Plan of Merger.

1.5 Directors and Officers. At the Effective Time, the directors of CMR immediately prior to the Effective Time shall be the directors of the Surviving Company, until their respective successors are duly elected or appointed and qualified or until such director’s earlier death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Company. The officers of CMR immediately prior to the Effective Time shall be the officers of the Surviving Company, until their respective successors are duly elected or appointed and qualified or until such officer’s earlier death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Company.

ARTICLE 2

CONVERSION OF SHARES

2.1 Effect on CMR Shares. At the Effective Time, by virtue of the Merger and without any action on the part of CMR, Investment, Merger Sub or the holders of any of Shares, the following shall occur:

(a) Certain Ordinary Shares. Each Ordinary Share issued and outstanding immediately prior to the Effective Time, other than an Exchange Share (as defined below), Excluded Share (as defined below) or Dissenting Share (as defined below), shall be cancelled in exchange for the right to receive US$1.03 in cash per Ordinary Share without interest (the “Cash Merger Consideration”). At the Effective time, all of the Ordinary Shares (other than Exchange Shares, Excluded Shares and Dissenting Shares) shall cease to be outstanding, shall be cancelled and shall cease to exist and the register of members of CMR will be amended accordingly. Each Ordinary Share (other than Exchange Shares, Excluded Shares and Dissenting Shares) shall thereafter represent only the right to receive the Cash Merger Consideration without interest.

(b) Exchange Shares. Each Ordinary Share issued and outstanding immediately prior to the Effective Time which constitutes an Exchange Share, other than a Dissenting Share, shall be cancelled and automatically converted into and exchanged for one (1) fully paid and non-assessable ordinary share of Investment. For purposes of this Agreement, an “Exchange Share” is a Share beneficially owned at the Effective Time by a person or entity listed on Exhibit B attached hereto.

(c) Preferred Shares. Each Preferred Share issued and outstanding immediately prior to the Effective Time shall be cancelled and automatically converted into and exchanged for 31.91225 fully paid and non-assessable ordinary shares of Investment.

(d) Excluded Shares. Each Excluded Share shall be automatically cancelled and cease to exist without any conversion thereof and no payment or distribution shall be made with respect thereto, and the register of members of CMR will be amended accordingly. For purposes of this Agreement, an “Excluded Share” is a Share owned by CMR or any direct or indirect subsidiary of CMR at the Effective Time.

(e) Dissenting Shares. Each of the Dissenting Shares shall cease to be outstanding, shall be cancelled and shall cease to exist in accordance with Section 2.4 and shall thereafter represent only the right to receive the applicable payments set forth in Section 2.4, and the register of members of CMR will be amended accordingly.

(f) Merger Sub Shares. Each ordinary share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be cancelled and automatically converted into and become one fully paid and non-assessable ordinary share, par value US$0.001 per share, of the Surviving Company, and the register of members of the Surviving Company will be amended accordingly.

2.2 Exchange of Certificates Held by Holders of Exchange Shares and Preferred Shares. At the Effective Time, the register of members of Investment shall be updated to record the allotment and issue of the number of ordinary shares of Investment into which the Exchange Shares or Preferred Shares are converted into as provided in Section 2.1, and each holder of an outstanding certificate or uncertificated shares, as applicable, representing Exchange Shares or Preferred Shares may, at such holder’s option, surrender the same for cancellation to an exchange agent designated by Investment, and each such holder shall be entitled to receive in exchange therefor a certificate or uncertificated shares representing the number of ordinary shares of Investment into which the Exchange Shares or Preferred Shares, as the case may be, formerly representing by the surrendered certificate or uncertificated shares, as applicable, as converted in accordance with Section 2.1. Each certificate or uncertificated shares representing ordinary shares of Investment so issued in the Merger shall bear the same legends, if any, with respect to the restrictions on transferability as the certificate or uncertificated shares, as applicable, of CMR so converted and given in exchange therefor, and such additional legends as Investment shall determine as necessary or appropriate.

2.3 Payment to Holders Entitled to Receive Cash Merger Consideration.

(a) Paying Agent. Prior to the Effective Time, Investment shall designate a bank or trust company to act as agent (the “Paying Agent”) for purposes of paying the holders of Shares the Cash Merger Consideration due to them under this Agreement in respect of the Merger. At or prior to the Effective Time, Investment shall deposit, or shall cause to be deposited, with the Paying Agent, for the benefit of the holders of such Shares, a cash amount in immediately available funds sufficient for the Paying Agent to make payments under Section 2.1(a) and Section 2.1(e) (in the case of payments under Section 2.1(e), an amount equal to the number of Dissenting Shares multiplied by the per Share Cash Merger Consideration) (such aggregate cash amount being hereafter referred to as the “Exchange Fund”). If for any reason following the Effective Time the cash in the Exchange Fund is insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder, Investment or the Surviving Company shall promptly deposit or cause to be deposited cash in immediately available funds into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

(b) Payment Procedures.

(i) As promptly as practicable after the Effective Time, Investment shall cause the Paying Agent to mail to each Person who was, at the Effective Time, a holder of record of Shares entitled to receive the Cash Merger Consideration pursuant to Section 2.1(a): (A) a letter of transmittal (which shall be in a form determined by Investment) and shall specify that delivery shall be effected, and risk of loss and title to the Shares entitled to receive the Cash Merger Consideration shall pass, only upon proper delivery of such Shares to the Paying Agent) and (B) instructions for effecting the surrender of share certificates, if any, representing the Shares (the “Certificates”) pursuant to such letter of transmittal (or affidavits and indemnities of loss in lieu of the Certificates as provided in Section 2.3(f)). Promptly after a Dissenting Shareholder (as defined below) has effectively withdrawn or lost his, her or its rights to dissent from the Merger and to receive payment of the fair value of its Dissenting Shares under the Act, Investment shall cause the Paying Agent to mail to such Dissenting Shareholder such letter of transmittal and instructions.

(ii) Subject to the surrender to the Paying Agent (where applicable) of an issued certificate (or affidavits and indemnities of loss in lieu of the Certificates as provided in Section 2.3(g)) for cancellation (in the case of Shares entitled to receive the Cash Merger Consideration represented by a certificate) and such letter of transmittal, properly completed and validly executed in accordance with the instructions thereto, (A) each registered holder of such Shares represented by such Certificate shall be entitled to receive a check in exchange therefor an amount equal to (x) the number of Shares entitled to receive the Cash Merger Consideration represented by such certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 2.3(f)) multiplied by (y) the Cash Merger Consideration per Share, and any certificate so surrendered shall forthwith be marked as cancelled and (B) each registered holder of such Shares that are not represented by a certificate (the “Uncertificated Shares”) shall be entitled to receive a check in exchange therefor an amount equal to (x) the number of Uncertificated Shares multiplied by (y) the Cash Merger Consideration per Share. In the event of a transfer of ownership of Shares that is not registered in the register of members of the Company, a check for any cash to be exchanged upon due surrender of the certificate may be issued to such transferee if the certificates (if any) which immediately prior to the Effective Time represented such shares are presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable share transfer taxes have been paid or are not applicable.

(c) Transfer Books; No Further Rights. The Cash Merger Consideration paid in respect of each Share pursuant to Section 2.1(a), whether represented by a certificate or an Uncertificated Share, in accordance with the terms of this Section 2.3 shall be deemed to have been paid in full satisfaction of all rights pertaining to such Share, and at the Effective Time, the register of members of CMR shall be closed and thereafter there shall be no further registration of transfers on the register of members of the Surviving Company of such Shares that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of such Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law, and the register of members of CMR shall be amended accordingly. If, after the Effective Time, any certificate purporting to represent such Shares is presented to the Surviving Company, Investment or the Paying Agent for transfer or any other reason, such certificate shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder of the certificate is entitled pursuant to Section 2.1(a).

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the form members of CMR for twelve (12) months after the Effective Time shall be delivered to the Surviving Company upon demand by the Surviving Company. Any holder of Shares entitled to payment of Cash Merger Consideration who has not theretofore complied with this Agreement shall thereafter look only to the Surviving Company for payment of the aggregate Cash Merger Consideration to which such holder is entitled pursuant to Section 2.1(a) upon due surrender of its certificates, if any, (or affidavits and indemnities of loss in lieu of the certificates as provided in Section 2.3(f)), without any interest thereon.

(e) No Liability. None of the Surviving Company, Investment, the Paying Agent or any other person or entity shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, bona vacantia, escheat or similar laws. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any governmental authority shall become, to the extent permitted by applicable laws, the property of the Surviving Company or its designee, free and clear of all claims or interest of any person or entity previously entitled thereto.

(f) Lost Certificates. If any certificate purportedly representing Shares converted into the right to receive Cash Merger Consideration shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person or entity claiming such certificate to be lost, stolen or destroyed and, if required by the Surviving Company or the Paying Agent, the posting by such person or entity of a bond, in such reasonable amount as the Surviving Company or the Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue a check to such person or entity in exchange for such lost, stolen or destroyed certificate in the amount equal to (x) the Cash Merger Consideration multiplied by (y) the number of Shares (other than the Excluded Shares and the Dissenting Shares) formerly represented by such lost, stolen or destroyed Certificate.

(g) Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of Investment, CMR, the Surviving Company and any of their subsidiaries and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any person or entity pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any applicable tax law, rule, regulation or court order. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person or entity in respect of which such deduction and withholding was made.

2.4 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary and to the extent available under the Act, Shares owned by a Dissenting Shareholder (as defined herein)(“Dissenting Shares”) shall be cancelled and cease to exist following payment of their fair value in accordance with Section 179 of the Act, and each holder of Shares who has validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger and to receive payment of the fair value of their Shares pursuant to Section 179 of the Act (a “Dissenting Shareholder”) shall be entitled to receive only payment of the fair value of its Dissenting Shares in accordance with the provisions of Section 179 of the Act. For the avoidance of any doubt, any Share held by any member who shall have failed to perfect or who effectively shall have withdrawn or lost their dissenter rights in respect of such Shares under Section 179 of the Act shall (i) not be deemed to be a Dissenting Share and (ii) be deemed to have been cancelled and cease to exist, as of the Effective Time, in consideration for the right of the holder thereof to receive the Merger Consideration, without any interest thereon, in the manner provided in Section 2.1. Pursuant to and in satisfaction of Section 3.2(a), the Merger is to be authorized by written consent of members without a meeting so that dissenter’s notice of objection to the Merger is not required under Section 179 of the Act. CMR shall serve written notice of the authorization of the Merger to each member who has not consented to the Merger in writing pursuant to Section 179 of the Act within two (2) days of the approval of the Merger by written consent of the members of CMR in satisfaction of the condition set forth in Section 3.2(a).

2.5 Fair Value. CMR, Investment and Merger Sub respectively agree that the Cash Merger Consideration per Share represents the fair value of an Ordinary Share for the purposes of Section 179(8) of the Act.

2.6 Warrants. At or prior to the Effective Time, Warrants outstanding as of the Effective Time (the “Outstanding CMR Warrants”) by virtue of the Merger, shall be assumed by Investment. The Outstanding CMR Warrants so assumed by Investment under this Agreement will continue to have, and be subject to, the same terms and conditions of such Outstanding CMR Warrants immediately prior to the Effective Time, provided that (i) Outstanding CMR Warrants, if and when exercisable in accordance with its terms, shall be exercisable for a number of ordinary shares of Investment equal to that number of Ordinary Shares that were subject to such Outstanding CMR Warrants immediately prior to the Effective Time, and (ii) the per share exercise price for the ordinary shares of Investment issuable upon exercise of such Outstanding CMR Warrants shall be equal to the exercise price per Ordinary Share of such Outstanding CMR Warrants immediately prior to the Effective Time, subject to the adjustments set forth in the Outstanding CMR Warrants. Upon assumption of the Outstanding CMR Warrants as provided herein, the holders of such warrants shall have no additional rights or benefits beyond those which they had immediately prior to the Effective Time pursuant to the terms of such Outstanding CMR Warrants, and shall not be relieved of any obligations or restrictions applicable to such warrants or the ordinary shares of Investment issued or issuable upon exercise of such warrants.

2.7 Bonds. At or prior to the Effective Time, the obligation of CMR to issued Ordinary Shares upon conversion of the Convertible Bonds and the 2016 Bonds outstanding as of the Effective Time (collectively, the “Outstanding CMR Bonds”) by virtue of the Merger, shall be assumed by Investment such that ordinary shares of Investment shall be issuable upon any conversion thereof in lieu of Ordinary Shares. Such obligation so assumed by Investment under this Agreement will continue to have, and be subject to, the same terms and conditions of such Outstanding CMR Bonds immediately prior to the Effective Time, provided that (i) Outstanding CMR Bonds, if and when exercisable in accordance with its terms, shall be exercisable for a number of ordinary shares of Investment equal to that number of Ordinary Shares that were subject to such Outstanding CMR Bonds immediately prior to the Effective Time, and (ii) the per share exercise price for the ordinary shares of Investment issuable upon exercise of such Outstanding CMR Bonds shall be equal to the exercise price per Ordinary Share of such Outstanding CMR Bonds immediately prior to the Effective Time, subject to the adjustments set forth in the Outstanding CMR Bonds. Upon assumption of such obligation as provided herein, the holders of such Outstanding CMR Bonds shall have no additional rights or benefits with respect to the issuance of ordinary shares upon conversion of Outstanding CMR Bonds beyond those which they had immediately prior to the Effective Time pursuant to the terms of such Outstanding CMR Bonds, and shall not be relieved of any obligations or restrictions applicable upon conversion of Outstanding CMR Bonds. The foregoing notwithstanding, Investment shall not, directly or indirectly, be responsible for the performance of any obligations under the Outstanding CMR Bonds, including the payment of principal, interest and premium, if any, all of which obligations shall remain the sole responsibility of the Surviving Company.

ARTICLE 3

GENERAL PROVISIONS

3.1 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title, interest and possession to all assets, properties, rights, privileges, powers and franchises of CMR, then Investment and Merger Sub, the officers and directors of Investment and the Surviving Company are fully authorized, in the name and on behalf of CMR and Merger Sub, to take all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

3.2 Conditions. The obligations of the parties under this Agreement shall be conditioned upon the occurrence of the following events:

(a) This Agreement, the Plan of Merger and the consummation of the transactions contemplated hereby and thereby, including the Merger, shall have been approved by the written consent of members representing (i) a majority of the issued and outstanding Ordinary Shares and (ii) 100% of the Preferred Shares.

(b) Any consents, approvals or authorizations that CMR deems necessary or appropriate to be obtained in connection with the consummation of the Merger shall have been obtained, including, but not limited to, approvals with respect to applicable securities laws.

3.3 Abandonment. At any time prior to the Effective Time, this Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the board of directors of either Merger Sub or CMR or both.

3.4 Amendment. At any time prior to the Effective Time, including following receipt of approval from the members of CMR, this Agreement may be amended or modified by action taken by or on behalf of the respective boards of directors of the parties hereto. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

3.5 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Territory of the British Virgin Islands.

3.6 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, and delivered by facsimile, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, CMR, Investment and Merger Sub have caused this Agreement and Plan of Merger to be executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

CHINA METRO-RURAL HOLDINGS LIMITED

By:	/s/ Sio Kam Seng
Name:	Sio Kam Seng
Title:	Chief Executive Officer

CHINA METRO-RURAL INVESTMENT LIMITED

By:	/s/ Sio Kam Seng
Name:	Sio Kam Seng
Title:	Chief Executive Officer

CMR MERGER SUB LIMITED

By:	/s/ Sio Kam Seng
Name:	Sio Kam Seng
Title:	Chief Executive Officer

[SIGNATURE PAGE—AGREEMENT AND PLAN OF MERGER]

EXHIBIT A—PART 1

ARTICLES OF MERGER

SECTION 171 OF THE

BVI BUSINESS COMPANIES ACT

These Articles of Merger are entered into this [●] day of [●], 2016 by China Metro-Rural Holdings Limited (“CMR” or the “Surviving Company”), a company incorporated under the laws of the British Virgin Islands with company number 158045 and its registered office at Omar Hodge Building, Wickhams Cay I, PO Box 362, Road Town, Tortola, British Virgin Islands, and CMR Merger Sub Limited (“Merger Sub”), a company incorporated under the laws of the British Virgin Islands with company number 1915308 and its registered office at Commerce House, Wickhams Cay P.O. Box 3140, Road Town, Tortola, British Vrigin Islands VG1110, pursuant to the provisions of section 171 of the BVI Business Companies Act (as amended, the “Act”).

WITNESSETH as follows:

1.	CMR and Merger Sub HEREBY ADOPT a plan of merger, a copy of which is annexed hereto (the “Plan of Merger”), with the intent that Merger Sub shall merge with and into the Surviving Company and that the merger shall be effective on the [●] day of [●], 2016.

2.	CMR was incorporated under the laws of the British Virgin Islands as an International Business Company under the International Business Companies Act on the 14th day of August, 1995 with company number 158045 and was automatically re-registered under the Act on 1 January 2007.

3.	Merger Sub was incorporated under the laws of the British Virgin Islands as a BVI business company incorporated under the Act on the 2nd day of June, 2016 with company number 1915308.

4.	The memorandum of association and articles of association of CMR were first registered by the Registrar of Corporate Affairs on the 14th day of August, 1995 and amended and restated memorandum of association and articles of association were registered by the Registrar of Corporate Affairs on the 19th day of March, 2010.

5.	The memorandum of association and articles of association of Merger Sub were first registered by the Registrar of Corporate Affairs on the 2nd day of June, 2016.

6.	The memorandum of association and articles of association of Merger Sub shall be the memorandum of association and articles of association of the Surviving Company save that whenever the name of Merger Sub is stated in the memorandum and articles of association of the Surviving Company, it shall be replaced by the name “China Metro-Rural Holdings Limited”.

7.	The Plan of Merger and amendment to the memorandum and articles of association of the Surviving Company were approved by the directors of CMR on the 19th day of May, 2016 and was authorised by the members of CMR on the [●] day of [●], 2016.

8.	The Plan of Merger and amendment to the memorandum and articles of association of the Surviving Company were approved by the directors of Merger Sub on the 7th day of June, 2016 and was authorised by the members of Merger Sub on the [●] day of [●], 2016.

9.	This merger is to be effective on the date these Articles of Merger are registered by the Registrar of Corporate Affairs on the [●] day of [●], 2016.

10.	These Articles of Merger may be executed in one or more counterparts which, when taken together, shall constitute one instrument.

Ex. A-1

The Surviving Company and Merger Sub have executed these Articles of Merger on the [●] day of [●], 2016.

)
SIGNED for and on behalf of China Metro-Rural Holdings Limited By: Sio Kam Seng Chief Executive Officer	) ) ) )
)

SIGNED for and on behalf of CMR Merger Sub Limited By: Sio Kam Seng Chief Executive Officer
) ) )

Ex. A-2

EXHIBIT A—PART 2

PLAN OF MERGER

BETWEEN

(1) China Metro-Rural Holdings Limited, a limited liability company incorporated under the laws of the British Virgin Islands, with registered office located at Omar Hodge Building, Wickhams Cay I, PO Box 362, Road Town, Tortola, British Virgin Islands and headquarters located at Suite 2204, 22/F, Sun Life Tower, The Gateway, 15 Canton Road, Tsimshatsui, Kowloon, Hong Kong (“CMR” or “Surviving Company”).

(2) CMR Merger Sub Limited, a limited liability company incorporated under the laws of the British Virgin Islands, with its registered office located at Commerce House, Wickhams Cay P.O. Box 3140, Road Town, Tortola, British Vrigin Islands VG1110 and headquarters located at Suite 2204, 22/F, Sun Life Tower, The Gateway, 15 Canton Road, Tsimshatsui, Kowloon, Hong Kong (“Merger Sub”).

WHEREAS

(A) The respective boards of directors of CMR and Merger Sub have approved the merger of the companies, pursuant to which Merger Sub will merge with and into CMR and cease to exist, with the Surviving Company continuing as the surviving company in the merger (the “Merger”), upon the terms and subject to the conditions of the Agreement and Plan of Merger dated May 24, 2016 between CMR, Merger Sub and China Metro-Rural Investment Limited (the “Merger Agreement”) and this Plan of Merger and pursuant to provisions of section 171 of the BVI Business Companies Act (the “Act”).

(B) The shareholders of each of CMR and Merger Sub have adopted and authorised this Plan of Merger on the terms and subject to the conditions set forth herein and otherwise in accordance with the Act.

(C) Each of CMR and Merger Sub wishes to enter into this Plan of Merger pursuant to the provisions of section 171 of the Act.

IT IS AGREED

DEFINITIONS AND INTERPRETATION

Terms not otherwise defined in this Plan of Merger shall have the meanings given to them in the Merger Agreement, a copy of which is annexed at Annexure 1 hereto.

PLAN OF MERGER

Company Details:

•	The constituent companies to this Plan of Merger are CMR and Merger Sub.

•	The surviving company is the Surviving Company.

•	Immediately prior to the Effective Time, CMR has 73,543,782 ordinary shares of US$0.001 each (the “Ordinary Shares”) and 100,000 preferred shares of US$0.001 each (the “Preferred Shares”) in issue, all of which are entitled to vote on the Merger as one class.

•	Immediately prior to the Effective Time, Merger Sub has 100 shares in issue, all of which are entitled to vote on the Merger as one class.

•	At the Effective Time, the Surviving Company shall be authorized to issue a maximum of 50,000 ordinary shares of a par value of US$0.001 each.

Ex. A-3

Terms and Conditions; Share Rights

At the Effective Time, and in accordance with the terms and conditions of the Merger Agreement:

•	Each Ordinary Share issued and outstanding immediately prior to the Effective Time, other than an Exchange Share, Excluded Share or Dissenting Share, shall be cancelled in exchange for the right to receive US$1.03 in cash per Ordinary Share without interest (the “Cash Merger Consideration”).

•	Exchange Shares. Each Ordinary Share issued and and outstanding immediately prior to the Effective Time which constitutes an Exchange Share, other a Dissenting Share, shall be cancelled and automatically converted into and exchanged for one (1) fully paid and non-assessable ordinary share of China Metro-Rural Investment Limited (“Investment”).

•	Preferred Shares. Each Preferred Share issued and and outstanding immediately prior to the Effective Time shall be cancelled and automatically converted into and exchanged for 31.91225 fully paid and non-assessable ordinary shares of Investment.

•	Excluded Shares. Each Excluded Share shall be automatically cancelled and cease to exist without any conversion thereof and no payment or distribution shall be made with respect thereto.

•	Dissenting Shares shall be cancelled in exchange for payment of the fair value of such shares resulting from the procedure in section 179 of the Act, unless any holder of Dissenting Shares fails to exercise or withdraws or loses its right to dissent from the Merger in which event such shares shall cease to be Dissenting Shares and shall be deemed to have been cancelled and converted into, and to have become exchanged for, as of the Effective Time, the right to receive the Cash Merger Consideration, without any interest thereon.

•	Merger Sub Shares. Each ordinary share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be cancelled and automatically converted into and become one fully paid and non-assessable ordinary share, par value US$0.001 per share, of the Surviving Company.

•	At the Effective Time, the memorandum of association and articles of association of Merger Sub shall be the memorandum of association and articles of association of the Surviving Company save that whenever the name of Merger Sub is stated in the memorandum and articles of association of the Surviving Company, it shall be replaced by the name “China Metro-Rural Holdings Limited”.

•	Upon the Merger becoming effective, the separate corporate existence of Merger Sub shall cease and the Surviving Company shall become the owner, without further action, of all the rights and property of the constituent companies and the Surviving Company shall become subject to all liabilities, obligations and penalties of the constituent companies.

VARIATION

At any time prior to the Effective Time, this Plan of Merger may be amended by the Boards of Directors of both the Surviving Company and Merger Sub to:

•	change the Effective Time provided that such changed date shall be within 30 days of the date of registration of the Articles of Merger containing this Plan of Merger with the BVI Registrar of Corporate Affairs in accordance with the Act; and

•	effect any other changes to this Plan of Merger as the Merger Agreement or this Plan of Merger may expressly authorise the Boards of Directors of both the Surviving Company and Merger Sub to effect in their discretion.

TERMINATION

At any time prior to the Effective Time, this Plan of Merger may be terminated by the Boards of Directors of both CMR and Merger Sub in accordance with the terms of the Merger Agreement.

Ex. A-4

COUNTERPARTS

This Plan of Merger may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Plan of Merger by executing any such counterpart.

GOVERNING LAW

This Plan of Merger and the rights and obligations of the parties shall be governed by and construed in accordance with the laws of the Territory of the British Virgin Islands.

IN WITNESS whereof this Plan of Merger has been entered into by the parties on the day and year first above written.

SIGNED for and on behalf of CHINA METRO-RURAL HOLDINGS LIMITED:	)
)
)
	)	Duly Authorised Signatory
)
	)	Name: Sio Kam Seng
)
	)	Title: Chief Executive Officer

SIGNED for and on behalf of CMR MERGER SUB LIMITED:
)
)
	)	Duly Authorised Signatory
)
	)	Name: Sio Kam Seng
)
	)	Title: Chief Executive Officer

Ex. A-5

ANNEXURE 1

MERGER AGREEMENT

EXHIBIT B

EXCHANGE SHARES

Shareholder	Number of Ordinary Shares	Number of Preferred Shares
Kind United Holdings Limited	37,338,104	—
Ampleton Developments Limited	5,744,323	—
Luck Merit Holdings Limited	5,744,323	—
Mr. HO Min Sang	5,222,661	—
Mr. CHENG Chung Hing	5,744,323	—
Bloom Max Limited	1,500,000	—
Zhong Ying Limited	5,900,000	—
Ms. HUI Ming Hing	1,367,000	—
Mr. NG Kin Wai	874,203	—
Cafoong Limited	—	100,000